Exhibit 99.2

Expedia, Inc. and Subsidiaries

Combined Financial Statements

Combined Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
(in thousands)
Revenue	$555,007	$486,959	$1,040,053	$900,221
Cost of revenue	124,219	99,152	232,402	189,230

Gross profit	430,788	387,807	807,651	710,991
Operating expenses:
Selling and marketing expense	185,251	175,630	356,752	346,136
General and administrative expense	45,001	39,423	87,314	74,822
Technology and content expense	26,281	20,636	52,608	39,242
Amortization of non-cash distribution and marketing expense	3,485	4,733	3,917	9,771
Amortization of non-cash compensation expense	42,608	43,175	80,908	90,044
Amortization of intangibles	31,783	30,688	63,448	60,777

Operating income	96,379	73,522	162,704	90,199
Other income (expense):
Net interest income	19,712	8,348	29,511	14,308
Equity in income (loss) of unconsolidated affiliates and other	3,476	(918)	4,510	(2,492)

Total other income, net	23,188	7,430	34,021	11,816

Earnings before income taxes and minority interest	119,567	80,952	196,725	102,015
Income tax expense	(45,484)	(31,938)	(74,869)	(40,282)
Minority interest in income of consolidated subsidiaries	(651)	(472)	(395)	(472)

Net income	$73,432	$48,542	$121,461	$61,261

See notes to unaudited combined financial statements.

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Combined Financial Statements

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Combined Balance Sheets

	June 30, 2005	December 31, 2004
(in thousands)	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$328,869	$154,957
Restricted cash and cash equivalents	46,484	600
Marketable securities	—	1,000
Accounts and notes receivable, net of allowance of $3,630 and $2,338, respectively	197,862	143,905
Receivables from IAC/InterActiveCorp and subsidiaries	2,356,525	1,874,745
Deferred income taxes	8,632	8,696
Other current assets	130,192	61,954

Total current assets	3,068,564	2,245,857
Goodwill	5,872,589	5,790,111
Intangible assets, net	1,239,930	1,279,361
Long-term investments and other	37,029	140,432
Property, plant and equipment, net	84,497	81,426

TOTAL ASSETS	$10,302,609	$9,537,187

LIABILITIES AND INVESTED EQUITY
CURRENT LIABILITIES
Accounts payable, merchant bookings	$568,722	$429,739
Accounts payable, trade	87,289	98,666
Deferred merchant bookings	750,804	361,199
Deferred revenue	7,474	5,353
Income tax payable	1,390	421
Other current liabilities	99,816	86,801

Total current liabilities	1,515,495	982,179
Deferred income taxes	353,907	333,696
Other long term liabilities	38,183	50,248
Minority interest	75,640	18,435
Commitments and contingencies
INVESTED EQUITY
Invested capital	8,318,761	8,118,961
Accumulated other comprehensive income	623	33,668

Total invested equity	8,319,384	8,152,629

TOTAL LIABILITIES AND INVESTED EQUITY	$10,302,609	$9,537,187

See notes to unaudited combined financial statements.

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Combined Statement of Invested Equity

(Unaudited)

	Total	Invested Capital	Accumulated Other Comprehensive Income (Loss)
(in thousands)
Balance as of December 31, 2004	$8,152,629	$8,118,961	$33,668
Comprehensive income:
Net income for the six months ended June 30, 2005	121,461	121,461
Net gain on derivative contracts	432		432
Decrease in unrealized gains on available for sale securities	(27,180)		(27,180)
Net loss on foreign currency translation	(6,297)		(6,297)

Total comprehensive income	88,416
Net transfers from IAC/InterActiveCorp	78,339	78,339

Balance as of June 30, 2005	$8,319,384	$8,318,761	$623

See notes to unaudited combined financial statements.

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Combined Financial Statements

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Combined Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2005	2004
(in thousands)
Cash flows from operating activities
Net income	$121,461	$61,261
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,505	21,241
Amortization of non-cash distribution and marketing expense	3,917	9,771
Amortization of non-cash compensation expense	80,908	90,044
Amortization of intangibles	63,448	60,777
Amortization of premium on investment securities	—	161
Deferred income taxes	23,086	(50,604)
Equity in losses of unconsolidated affiliates	795	286
Minority interest in income of consolidated subsidiaries	395	472
Changes in current assets and current liabilities:
Accounts and notes receivable	(48,605)	22,511
Other current assets	(60,230)	(56,255)
Accounts payable and accrued liabilities	183,776	204,001
Deferred revenue	2,121	(3,397)
Deferred merchant bookings	388,907	295,429
Other, net	(34)	1,434

Net cash provided by operating activities	783,450	657,132

Cash flows (used in) provided by investing activities
Acquisitions, net of cash acquired	13,579	(249,647)
Capital expenditures	(26,010)	(26,131)
Purchase of marketable securities	—	(5,015)
Proceeds from sale of marketable securities	1,000	722,646
Increase in long-term investments and notes receivable	(2,393)	(2,706)
Other, net	161	(85)

Net cash (used in) provided by investing activities	(13,663)	439,062

Cash flows used in financing activities
Transfers to IAC/InterActiveCorp	(554,999)	(948,717)
Proceeds from sale of subsidiary stock, including stock options	555	—
Changes in restricted cash	(45,884)	—
Other, net	5,360	1,727

Net cash used in financing activities	(594,968)	(946,990)
Effect of exchange rate changes on cash and cash equivalents	(907)	(618)

Net increase in cash and cash equivalents	173,912	148,586
Cash and cash equivalents at beginning of period	154,957	188,639

Cash and cash equivalents at end of period	$328,869	$337,225

See notes to unaudited combined financial statements.

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Notes to Unaudited Combined Financial Statements

Note 1 – Organization and Basis of Presentation

Spin-Off

On December 21, 2004, IAC/InterActiveCorp (“IAC”) announced its plan to separate into two independent public companies to better achieve certain strategic objectives of its businesses. We refer to this transaction as the “Spin-Off.” A new company, Expedia, Inc., was incorporated as a Delaware corporation in April 2005, to hold IAC’s travel and travel-related businesses, subsidiaries and investments (other than Interval International and TV Travel Shop, which IAC will retain) and TripAdvisor, Inc. (“TripAdvisor”), which we refer to collectively as the “Expedia Businesses.”

On August 9, 2005, prior to the start of trading, the Spin-Off was completed, and IAC and Expedia, Inc. began trading as independent public companies on that date. Expedia, Inc. shares trade on The Nasdaq Stock Market, Inc. (“NASDAQ”) under the symbol “EXPE.”

Concurrent with the Spin-Off, we extinguished all intercompany receivable balances from IAC and related subsidiaries included as a current asset that were not settled as a transfer of cash from IAC to Expedia, Inc. and Subsidiaries at the time of the Spin-Off, but rather have been extinguished in the form of a distribution to IAC pursuant to the terms of the Spin-Off and separation agreement between Expedia, Inc. and IAC. The separation from IAC is governed by the terms of the separation agreement between Expedia, Inc. and IAC, which include recapitalization of equity and cash transfers to and from IAC. Refer to the section of our Registration Statement on Form S-4, as amended (Commission file number 333-124303-01) entitled “Relationship Between IAC and Expedia after the Spin-Off”, which sets forth a description of the separation agreement, as well as other agreements, that Expedia, Inc. entered into with IAC in connection with the Spin-Off.

We refer to Expedia, Inc. and the Expedia businesses collectively as “Expedia,” “us,” “we” and “our” in these unaudited combined financial statements. We present the accompanying unaudited combined financial statements on a combined historical basis, which does not take into account the impact of accounting entries made in connection with the Spin-Off on August 9, 2005.

Basis of Presentation

Our unaudited combined financial statements present the historical financial position, results of operations, invested equity and cash flows of each of the Expedia businesses since their respective dates of acquisition by IAC. We prepared the unaudited combined financial statements from IAC’s historical consolidated financial statements and accounting records, and the historical results of operations and historical bases of the assets and liabilities of the Expedia businesses, except that income taxes have been computed for Expedia, Inc. on a separate tax return basis for purposes of the unaudited combined financial statements. We prepared the unaudited financial statements on a combined, rather than a consolidated, basis because as of June 30, 2005, no direct ownership relationship existed among any or all of the businesses that will comprise Expedia, Inc. after the Spin-Off. Significant intercompany transactions and accounts have been eliminated in the unaudited combined financial statements. To present the legal form of IAC’s and its subsidiaries’ ownership of the Expedia businesses, the unaudited combined financial statements present IAC’s and its subsidiaries’ net investment in Expedia, Inc. as invested equity in lieu of stockholders’ equity.

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In connection with the Spin-Off on August 9, 2005, we reclassified certain amounts in these combined financial statements to the classification approach we are taking as an independent public company. For information about these reclassifications, see Note 2, Reclassifications.

We believe that the assumptions underlying our unaudited combined financial statements are reasonable. However, these unaudited combined financial statements do not present the future financial position of Expedia, Inc. and Subsidiaries, or the results of its future operations and cash flows, nor do they present what the historical financial position, results of operations and cash flows of Expedia, Inc. and Subsidiaries would have been if the Expedia businesses had been a stand-alone company during the periods presented.

Our unaudited combined financial statements include allocations by IAC to us of certain IAC corporate expenses relating to the Expedia Businesses from their respective dates of acquisition by IAC. IAC has allocated general allocable corporate overhead based on the ratio of our revenue as a percentage of IAC’s total revenue. General allocable corporate overhead primarily includes expenses relating to accounting, treasury, legal, tax, corporate support, human resource functions and internal audit. It is not practicable to determine the amounts of these expenses that we would have incurred if we operated as an unaffiliated entity. We believe the allocation method is reasonable. Since the Spin-Off, we are performing these functions using our own resources or purchased services.

The calculations of our income taxes (on a combined basis for all of the Expedia Businesses) are on a stand-alone, separate tax return basis. These calculations estimate what our income taxes would have been on a stand-alone company basis during the periods presented. From June 2003 to August 2005, we were a member of the IAC consolidated federal and state tax returns and filed in certain states with IAC on a combined or unitary basis since 2002. IAC reimburses us for our net operating losses and tax credits that are utilized in the IAC consolidated tax returns. These calculations do not present what our future income taxes will be, nor do they present tax strategies that we would have followed or will follow on an as if stand-alone entity basis. We signed a tax sharing agreement with IAC upon the Spin-Off. This agreement governs the rights, responsibilities and obligations of Expedia, Inc. and IAC after the Spin-Off with respect to taxes for the periods ending on or before the Spin-Off. Refer to Annex F of our Registration Statement on Form S-4, as amended (Commission file number 333-124303-01), filed with the Securities and Exchange Commission (“SEC”).

These interim unaudited combined financial statements and notes should be read in conjunction with our audited combined financial statements and notes for the year ended December 31, 2004, which are included in Annex D of our Registration Statement on Form S-4, as amended (Commission file number 333-124303-01), filed with the SEC.

In the opinion of management, all adjustments necessary for a fair presentation of these unaudited combined financial statements have been included. Such adjustments consist of normal recurring items. Interim results are not indicative of results for a full year. Our interim unaudited combined financial statements and notes do not contain certain information included in our audited combined financial statements and notes.

Portfolio of Brands and Businesses

We are one of the world’s leading travel services companies, making travel products and services available to leisure and corporate travelers in the United States (“U.S.”) and abroad through a diversified portfolio of travel brands and businesses, including Expedia.com, Hotels.com, Hotwire.com, WWTE, Classic Custom Vacations (“CCV”), Expedia!fun, Expedia Corporate Travel and TripAdvisor.

For a more detailed discussion of our brands and businesses, see our audited combined financial statements and notes for the year ended December 31, 2004, which are included in Annex D of our Registration Statement on Form S-4, as amended (Commission file number 333-124303-01), filed with the SEC.

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Combined Financial Statements

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NOTE 2 – Reclassifications

We have reclassified certain amounts in the prior periods’ combined financial statements to conform to the 2005 presentation. In addition, we reclassified certain amounts in these combined financial statements to the classification approach we are taking as an independent public company. The reclassifications we discuss below did not affect revenue, operating income before amortization, operating income or net income for any period. In addition, these reclassifications did not affect our balance sheets as of June 30, 2005, and December 31, 2004, or net cash provided by (used in) operating activities, investing activities and financing activities on our statements of cash flows for the six months ended June 30, 2005 and 2004. We describe the reclassifications in the following paragraphs.

Effective January 1, 2005, we conformed CCV’s accounting policy for agency commission expense to the accounting policies of our other subsidiaries. For the three and six months ended June 30, 2004, we reclassified agency commission expense totaling $7.5 million and $14.6 million, from cost of revenue to selling and marketing expenses.

We reclassified certain personnel expenses for Hotels.com and Hotwire.com from general and administrative expense to selling and marketing expense, technology and content expense, and cost of revenue to conform to the accounting policies of our other subsidiaries. Hotels.com and Hotwire.com historically recorded all personnel expenses as general and administrative expense, compared to the other subsidiaries that recorded personnel expenses to cost of revenue, selling and marketing expense, technology and content expense, and general and administrative expense based on personnel job functions. For the three months ended June 30, 2005 and 2004, this reclassification resulted in a decrease to general and administrative expense of $7.2 million and $7.5 million, offset by an increase to selling and marketing expense of $4.7 million and $4.0 million, respectively, an increase to technology and content of $0.7 million and $0.5 million, respectively, and an increase to cost of revenue of $1.8 million and $3.0 million, respectively. For the six months ended June 30, 2005 and 2004, this reclassification resulted in a decrease to general and administrative expense of $13.6 million and $10.8 million, offset by an increase to selling and marketing expense of $8.9 million and $7.2 million, an increase to technology and content of $1.3 million and $0.9 million, respectively, and an increase to cost of revenue of $3.4 million and $2.7 million, respectively.

We allocated depreciation expense to selling and marketing expense, general and administrative expense, and technology and content expense to report the depreciation expense associated with each of these operating activities. We previously reported depreciation as a separate item on the statements of operations. For the three months ended June 30, 2005 and 2004, we reclassified $9.1 million and $7.6 million, respectively, from depreciation expense to selling and marketing expense, general and administrative expense, and technology and content expense, and $17.6 million and $14.8 million for the six months ended June 30, 2005 and 2004, respectively.

We previously reported technology and content expense in general and administrative expense and depreciation expense as a separate line item on our statements of operations. In the accompanying statements of operations, we have reclassified technology and content to its own line. In addition, we have allocated depreciation related to technology and content operating activities to this line. Technology and content expense includes research and development consisting primarily of product development expenses such as payroll and related expenses for localization, and amortization of website development costs. For the three months ended

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June 30, 2005 and 2004, we reclassified $26.3 million and $20.6 million, respectively, from general and administrative expense and depreciation expense to technology and content expense, and $52.6 million and $39.2 million for the six months ended June 30, 2005 and 2004, respectively.

The following tables present a summary of the amounts as reported and as reclassified for the three and six months ended June 30, 2005 and 2004.

	Three months ended June 30, 2005		Three months ended June 30, 2004
	As Reported	As Reclassified	As Reported	As Reclassified
(in thousands)
Revenue	$555,007	$555,007	$486,959	$486,959
Cost of revenue	122,385	124,219	103,672	99,152

Gross profit	432,622	430,788	383,287	387,807
Operating expenses:
Selling and marketing expense	180,329	185,251	163,855	175,630
General and administrative expense	68,950	45,001	59,668	39,423
Technology and content expense	—	26,281	—	20,636
Amortization of non-cash distribution and marketing expense	3,485	3,485	4,733	4,733
Amortization of non-cash compensation expense	42,608	42,608	43,175	43,175
Amortization of intangibles	31,783	31,783	30,688	30,688
Depreciation expense	9,088	—	7,646	—

Operating income	$96,379	$96,379	$73,522	$73,522

	Six months ended June 30, 2005		Six months ended June 30, 2004
	As Reported	As Reclassified	As Reported	As Reclassified
(in thousands)
Revenue	$1,040,053	$1,040,053	$900,221	$900,221
Cost of revenue	229,040	232,402	201,177	189,230

Gross profit	811,013	807,651	699,044	710,991
Operating expenses:
Selling and marketing expense	347,474	356,752	323,735	346,136
General and administrative expense	134,982	87,314	109,741	74,822
Technology and content expense	—	52,608	—	39,242
Amortization of non-cash distribution and marketing expense	3,917	3,917	9,771	9,771
Amortization of non-cash compensation expense	80,908	80,908	90,044	90,044
Amortization of intangibles	63,448	63,448	60,777	60,777
Depreciation expense	17,580	—	14,777	—

Operating income	$162,704	$162,704	$90,199	$90,199

The following table presents supplemental information of the amounts as reported and as reclassified for the three months ended September 30, 2004 and December 31, 2004, and the year ended December 31, 2004.

	Three months ended September 30, 2004		Three months ended December 31, 2004		Year Ended December 31, 2004
	As Reported	As Reclassified	As Reported	As Reclassified	As Reported	As Reclassified
(in thousands)
Revenue	$503,793	$503,793	$438,999	$438,999	$1,843,013	$1,843,013
Cost of revenue	110,618	104,722	100,906	96,366	412,701	390,318

Gross profit	393,175	399,071	338,093	342,633	1,430,312	1,452,695
Operating expenses:
Selling and marketing expense	165,660	177,863	119,223	129,019	608,618	653,018
General and administrative expense	59,608	39,154	67,090	46,989	236,439	160,965
Technology and content expense	—	22,444	—	23,334	—	85,020
Amortization of non-cash distribution and marketing expense	3,256	3,256	3,701	3,701	16,728	16,728
Amortization of non-cash compensation expense	44,350	44,350	37,006	37,006	171,400	171,400
Amortization of intangibles	31,743	31,743	32,571	32,571	125,091	125,091
Depreciation expense	8,297	—	8,489	—	31,563	—

Operating income	$80,261	$80,261	$70,013	$70,013	$240,473	$240,473

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NOTE 3 – Significant Accounting Policies

Accounting Estimates

We make certain estimates and assumptions during the preparation of the unaudited combined financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”). These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited combined financial statements. They also affect the reported amount of net income during any period. Our actual financial results could differ from these estimates.

Significant estimates underlying the accompanying unaudited combined financial statements include the revenue allowances, allowance for doubtful accounts, recoverability of intangibles, including goodwill, and other long-lived assets, carrying amounts of long-term investments, income taxes, including valuation allowances, and various other operating allowances and accruals.

In connection with the Spin-Off, we are performing an assessment of certain assumptions related to forfeiture rates used in determining the expense related to stock-based compensation. We expect to complete the assessment and record a favorable adjustment to non-cash compensation expense in the three months ended September 30, 2005.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” (“SFAS 148”), which amends SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123. We adopted the expense recognition provision of SFAS 123 and are providing expense for stock-based compensation for grants made on or after January 1, 2003, on a prospective basis as provided by SFAS 148.

In connection with IAC’s assumption of all equity awards that resulted from IAC’s acquisition of all of the outstanding shares of Hotels.com and Expedia.com that they did not already own on June 23, 2003, and August 8, 2003, respectively, we recognized expense for all unvested equity awards issued prior to January 1, 2003, in accordance with the expense recognition provision of SFAS 123 and SFAS 148. As a result, all unvested equity awards are now accounted for in accordance with the expense recognition provisions of SFAS 123 and SFAS 148.

We measure the value of restricted stock units at the grant date at fair value and amortize ratably as non-cash compensation expense over the vesting term. We measure the value of stock options issued since January 1, 2003, including unvested options assumed in acquisitions, at grant date (or acquisition date, if applicable) at fair value, using the Black-Scholes option valuation model, and amortize on a straight-line basis over the remaining vesting term.

On December 16, 2004, the FASB issued SFAS 123(R) “Share-Based Payment,” which is a revision of SFAS 123. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires that companies record all share-based payments to employees, including grants of employee stock options, in the statement of operations based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123(R) also requires the benefits of tax deductions in excess of

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recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.

In March 2005, the SEC issued Staff Accounting Bulletin No.107 (“SAB 107”), which provides additional guidance to public companies relating to share-based payment transactions and the implementation of SFAS 123(R), including guidance regarding valuation methods and related assumptions, classification of compensation expense and income tax effects of share-based payment arrangements.

We are currently assessing the impact of these pronouncements on our combined statement of operations and combined statement of cash flows. We do not expect the adoption of FAS 123(R) will have a material effect on our combined statements of operations and combined statements of cash flows. We are required to apply SFAS 123(R) and SAB 107 no later than the first quarter of 2006.

For a summary of all other significant matters relating to our accounting policies, please refer to our audited combined financial statements for the year ended December 31, 2004, which are included in Annex D in our Registration Statement on Form S-4, as amended (Commission file number 333-124303-01), filed with the SEC.

NOTE 4 – Segments and Reconciliation of Non-GAAP Measure

We determine our operating segments based on how our chief operating decision maker manages our businesses, including making operating decisions and evaluating operating performance. Although we operate in several operating segments, which consist of our brands and businesses, due to the similarities of the operations of the operating segments, there is only one reportable segment. The significant operating segments exhibit similar economic characteristics and meet all of the aggregation criteria pursuant to SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” and as such, we have aggregated them for reporting purposes. Each of the significant operating segments is a supplier of travel services whether by a merchant model or as an agency model. Although we do not consider TripAdvisor a supplier of travel services similar to those of Expedia.com, Hotels.com and Hotwire, it does operate within the travel industry, and its relative size precludes the need to establish it as a separate reporting segment. Accordingly, we have included TripAdvisor with the other operating segments to form one reporting segment.

The primary metric used by our chief operating decision maker is Operating Income Before Amortization which is defined as operating income excluding: (1) amortization of non-cash distribution, marketing and compensation expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, if applicable, and (4) certain one-time items, if applicable. We believe this measure is useful to investors because it represents our combined operating results, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to our statement of operations of certain expenses, including non-cash compensation, non-cash payments to partners and acquisition-related accounting. We endeavor to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence, GAAP financial statements and descriptions of the reconciling items and adjustments, including quantifying such items, to calculate the non-GAAP measure.

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The following table is a reconciliation of Operating Income Before Amortization to Operating Income and Net Income:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
(in thousands)
Operating Income Before Amortization	$174,255	$152,118	$310,977	$250,791
Amortization of non-cash distribution and marketing expense	(3,485)	(4,733)	(3,917)	(9,771)
Amortization of non-cash compensation expense	(42,608)	(43,175)	(80,908)	(90,044)
Amortization of intangibles	(31,783)	(30,688)	(63,448)	(60,777)

Operating Income	96,379	73,522	162,704	90,199
Net interest income	19,712	8,348	29,511	14,274
Equity in income (loss) of unconsolidated affiliates and other	3,476	(918)	4,510	(2,458)
Income tax expense	(45,484)	(31,938)	(74,869)	(40,282)
Minority interest in income of consolidated subsidiaries	(651)	(472)	(395)	(472)

Net Income	$73,432	$48,542	$121,461	$61,261

NOTE 5 – Business Acquisition

eLong, Inc.

In August 2004, we made an investment in eLong, Inc. (“eLong”), a Cayman Island company, whose principal business is the operation of an Internet-based travel business in the People’s Republic of China. The purchase price of the investment was approximately $59 million in cash that represented a 30% interest in eLong, and we accounted for this transaction under the equity method from August 2004 to December 31, 2004. Concurrent with the original investment, eLong issued a warrant to us to acquire additional eLong shares as would be necessary to provide us with a minimum aggregate investment of 51% of eLong shares on a fully diluted basis for approximately $6.21 per share.

In December 2004, we notified eLong of our intent to exercise our warrant to acquire additional eLong shares. We completed this transaction in January 2005. After the exercise of the warrants, we owned approximately 59% of the outstanding capital stock of eLong, or 52% on a fully diluted basis, which accounts for approximately 96% of the total voting power of eLong. Accordingly, we consolidated the operating results of eLong starting in January 2005. eLong American Depositary Shares trade on the NASDAQ under the symbol “LONG.”

The aggregate purchase price was $171 million, which included the initial investment and warrant exercise and transaction costs. We obtained an independent valuation of the identifiable intangible assets acquired. This valuation identified $25 million of net intangible assets other than goodwill. We allocated the excess of consideration over net assets acquired of $73 million to goodwill. This preliminary allocation of the aggregate purchase price to net intangibles and goodwill is pending final purchase accounting adjustments related to determination of fair values of certain assets acquired and liabilities assumed. We amortize intangibles with definite lives including distribution agreements, customer lists, supplier relationships, technology and non-compete agreements over their respective lives of three to four years. Trade names and trademarks have indefinite estimated lives. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), we do not amortize goodwill and purchased intangibles with indefinite lives. None of the amounts allocated to goodwill or intangible assets are tax deductible.

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CONTINUED

NOTE 6 – Goodwill and Other Intangible Assets

We assess goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred in accordance with SFAS 142. We perform our annual assessment for impairment of goodwill and indefinite-lived intangible assets as of October 1 each year.

Our goodwill and intangible asset balances are as follows:

	June 30, 2005	December 31, 2004
(in thousands)
Goodwill	$5,872,589	$5,790,111
Intangible assets with indefinite lives	913,103	895,446
Intangible assets with definite lives	326,827	383,915

Total intangibles	1,239,930	1,279,361

Total goodwill and intangibles	$7,112,519	$7,069,472

The increases in goodwill and intangibles with indefinite lives balances during 2005 principally relate to new acquisitions, primarily the acquisition of a controlling interest in eLong in January 2005. The decrease in intangible assets with definite lives principally relates to amortization.

NOTE 7 – Related Party Transactions

Expense Allocations from IAC

Our operating expenses include allocations from IAC for accounting, treasury, legal, tax, corporate support, human resource functions and internal audit. Expense allocations for the three months ended June 30, 2005 and 2004, were $2.5 million and $1.9 million, respectively, and for the six months ended June 30, 2005 and 2004, were $4.1 million and $3.8 million, respectively, and are included in general and administrative expense in our combined statements of operations.

Interest Income from IAC

The majority of the interest income recorded in our combined statements of operations is from IAC, arising from intercompany receivable balances from IAC. We created these intercompany receivable balances through our transfers to IAC of our liquid funds in connection with the centralization of IAC’s treasury operation. We record the interest income on these investments as interest income in our combined statements of operations.

Relationship Between IAC and Expedia, Inc. after the Spin-Off

For the purpose of governing certain ongoing relationships between us and IAC at and after the Spin-Off, and to provide for an orderly transition, we entered into agreements with IAC, including, among others, a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement. For a description of these agreements, please refer to our audited combined financial statements for the year ended December 31, 2004, which are included in Annex E through H in our Registration Statement on Form S-4, as amended (Commission file number 333-124303-01), filed with the SEC.

Expedia, Inc. and Subsidiaries

Combined Financial Statements

CONTINUED

Commercial Agreements

We continue to work with some of the businesses that comprise IAC after the Spin-Off pursuant to a variety of commercial relationships. After the Spin-Off, IAC and Expedia will maintain commercial agreements between subsidiaries of IAC and subsidiaries of Expedia. These commercial agreements generally include (i) distribution agreements, pursuant to which certain subsidiaries of IAC distribute their respective products and services via arrangements with certain subsidiaries of Expedia, and vice versa, and (ii) services agreements, pursuant to which certain subsidiaries of IAC provide certain subsidiaries of Expedia with various services and vice versa. The distribution agreements typically involve the payment of fees, usually on a fixed amount-per-transaction, revenue share or commission basis, from the party seeking distribution of the product or service to the party that is providing the distribution. We believe that these commercial agreements have been negotiated at arms’ length between the applicable counterparties. In addition, we believe that these commercial agreements, whether taken individually or taken together, do not constitute a material contract to Expedia.

Agreements with Microsoft Corporation

We have agreements with Microsoft Corporation, a stockholder, including an agreement that maintains our presence as the provider of travel shopping services on MSN.com and several international MSN websites, and broadens the partnership to include all our leisure brands, including Hotels.com and Hotwire.com. Total fees paid under these agreements for the three months ended June 30, 2005 and 2004, were $3.5 million and $3.8 million, respectively, and for the six months ended June 30, 2005 and 2004, were $7.5 million and $7.9 million, respectively. Amounts payable related to these agreements at June 30, 2005, and December 31, 2004, were $3.5 million and $3.4 million, respectively.

NOTE 8 – Derivative Instruments

Our objective is to manage our foreign exchange risk to reduce our potential exposure to the changes that exchange rates might have on our earnings, cash flows and financial position. Our primary exposure to foreign currency risk relates to our assets and liabilities denominated in foreign currencies, as well as to our investments in foreign subsidiaries that transact business in a functional currency other than the U.S. Dollar, primarily the Euro, British Pound Sterling and Canadian Dollar. As such, from time to time, we may enter into forward contracts or swap transactions designated as cash flow hedges with financial institutions to protect against the volatility of future cash flows caused by changes in currency exchange rates that will reduce, but will not always entirely eliminate, the impact of currency exchange rate movements.

On November 26, 2003, we entered into a ten-year cross currency swap with a notional amount of Euro 39 million, which matures on October 30, 2013, and is used to hedge against the change in value of an asset denominated in a currency other than the subsidiary’s functional currency. This swap enables us to pay Euro at a rate of the three-month EURIBOR plus 0.50% on Euro 39 million. In exchange, we receive 4.9% interest on $46.4 million in U.S. dollars. In addition, on April 14, 2004, we entered into a cross currency swap with a notional amount of Euro 38.2 million, which matures on April 7, 2014, and is used to hedge against the change in value of an asset in a similar manner to the swap described above. This swap enables us to pay Euro at a rate of the six-month EURIBOR plus 0.90% on Euro 38.2 million. In exchange, we receive 5.47% interest on $45.9 million U.S. dollars. At the respective dates of maturity, these agreements call for the exchange of notional amounts. We have designated these derivative contracts as cash flow hedges for accounting purposes. We record the foreign exchange re-measurement gains and losses related to these contracts and the offsetting gains and losses on the assets each period in our statement of operations in other income.

Expedia, Inc. and Subsidiaries

Combined Financial Statements

CONTINUED

In addition, we record the remaining effective portion of these derivatives’ net gain and loss in other comprehensive income (loss) until we extinguish the hedged items. The change in the fair value of these cross currency swaps as of June 30, 2005 and 2004, resulted in unrealized gains of $0.6 million and unrealized losses of $5.5 million, respectively. There was no ineffectiveness related to these cash flow hedges reported in our combined statement of operations for the three and six months ended June 30, 2005 and 2004.

From time to time, we purchase 30-day foreign currency forwards to mitigate the effects of the changes in exchange rates between the time we record payables to hotel vendors in foreign countries and when we settle these payables. We record the changes in fair value of these foreign currency forwards as a component of cost of revenue in our combined statements of operations. During the three and six months ended June 30, 2005 and 2004, we recognized nominal gains from forward contracts. As of June 30, 2005, there were no foreign currency forwards outstanding.

NOTE 9 – Subsequent Events

Spin-Off

On August 9, 2005, prior to the start of trading, IAC completed the Spin-off of Expedia by distributing to its stockholders all of Expedia’s issued and outstanding capital stock. The separation from IAC is governed by the terms of the separation agreement between Expedia, Inc. and IAC, which include recapitalization of equity and cash transfer to IAC. Refer to the section of our Registration Statement (“Registration Statement”) on Form S-4, as amended (Commission file number 333-124303-01) entitled “Relationship Between IAC and Expedia after the Spin-Off” beginning on page 50 of the Registration Statement, which sets forth a description of the separation agreement, as well as other agreements, that Expedia, Inc. entered into with IAC in connection with the Spin-Off.

Receivables from IAC and Subsidiaries

In addition, concurrent with the Spin-Off, we extinguished all intercompany receivable balances from IAC and its subsidiaries included as a current asset that will not be settled as a transfer of cash from IAC to Expedia, Inc. and Subsidiaries at the time of the Spin-Off, but rather will be extinguished in the form of a distribution to IAC pursuant to the terms of the Spin-Off and separation agreement between Expedia, Inc. and IAC.

Revolving Credit Facility

On July 11, 2005, we entered into a $1.0 billion five-year unsecured revolving credit facility with a group of lenders. This revolving credit facility is effective as of the Spin-Off. Certain Expedia Businesses have unconditionally guaranteed Expedia, Inc.’s obligation under the revolving credit facility. The revolving credit facility bears interest based on our financial leverage, and is currently at a rate equal to LIBOR plus .50%. The revolving credit facility also contains financial covenants consisting of a leverage ratio and a minimum net worth. We have capitalized the one-time cost to put the revolving credit facility in place, which is $3.5 million, and will amortize it to interest expense over its five-year life, or $0.7 million per year. The annual fee to maintain the revolving credit facility is 10 basis points on the unused portion of the revolving credit facility, or approximately $1.0 million if the revolving credit facility is unused.

Expedia, Inc. and Subsidiaries

Combined Financial Statements

CONTINUED

Derivative Instruments

Under the terms of the Spin-Off, we are contractually obligated to issue shares of Expedia common stock to the holders of the Ask Jeeves convertible subordinated notes, assumed by IAC in its acquisition of Ask Jeeves in July 2005, upon the conversion thereof. As of the completion of the Spin-Off, we estimate that we may be required to issue up to 4.3 million shares of Expedia common stock (or pay cash in equal value, in lieu of issuing such shares) upon conversion of the Ask Jeeves convertible subordinated notes, however the amount of shares required to be issued upon conversion of those notes is subject to adjustment including, for among other reasons, in the event of an extraordinary distribution by Expedia on its common stock. The estimated fair value of this obligation as of August 9, 2005 was approximately $99.7 million.

In connection with prior transactions, including, among others, the IAC acquisitions of Ticketmaster, Hotels.com, Expedia.com and Hotwire.com, IAC assumed a number of warrants that were adjusted to become exercisable for IAC common stock. After the Spin-Off, IAC will remain the contractually obligated party with respect to these warrants and each warrant will represent the right to receive upon exercise by the holders thereof, that number of shares of IAC common stock and Expedia common stock that the warrant holder would have received had the holder exercised the warrant immediately prior to the Spin-Off. Under the separation agreement, we have contractually assumed the obligation to deliver Expedia common stock to these warrant holders upon exercise. The estimated fair value of this obligation as of August 9, 2005 was approximately $1.9 million.

Modification of stock-based compensation awards

In connection with the Spin-Off, all stock-based compensation awards were modified. We will account for these modifications in accordance with SFAS 123, which requires the recognition of additional expense that arises due to the increase in the estimated fair value of these options due to modifications. Accordingly, in the third quarter of 2005, we will record an additional one-time expense for the incremental charge related to the vested equity awards and we will amortize the incremental change related to the unvested equity awards over the vesting term.

Write-off of investment in National Leisure Group

During the three months ended September 30, 2005, we received information regarding the deteriorating financial condition of our investment in National Leisure Group (“NLG”), a leisure travel company, including that NLG’s debt holders have called their notes. In light of this information, we have determined that the decline in value of our investment in NLG is other than temporary. As a result, for the three months ending September 30, 2005, we wrote-off our entire investment in NLG that we accounted for at cost totaling $23.1 million, which includes $22.2 million of NLG preferred stock and $0.9 million of stock warrants.